SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*


                                CorVu Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   221011 10 9
     -----------------------------------------------------------------------

                                 (CUSIP Number)

                                December 31, 2004
     -----------------------------------------------------------------------

             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            [___] Rule 13d-1(b)
            [___] Rule 13d-1(c)
            [ X ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 6 Pages

                                  SCHEDULE 13G
---------------------                                    -----------------------
CUSIP No. 221011 10 9                                    Page 2 of 6 Pages
---------------------                                    -----------------------
------------- ------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
              Justin M. MacIntosh
------------- ------------------------------------------------------------------
2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a) [ ]
              (SEE INSTRUCTIONS)*                                    (b) [ ]

              *Joint Filing
------------- ------------------------------------------------------------------
3             SEC USE ONLY

------------- ------------------------------------------------------------------
4             CITIZENSHIP OR PLACE OF ORGANIZATION
              Australia
--------------------------------------------------------------------------------
   NUMBER OF            SOLE VOTING POWER
    SHARES      5
 BENEFICIALLY           1,656,011 (includes 940,000 shares that may
   OWNED BY             be purchased upon exercise of currently
     EACH               exercisable options or warrants).
  REPORTING    ------ ----------------------------------------------------------
    PERSON      6       SHARED VOTING POWER
     WITH
                        9,152,477 (includes 560,000 shares that may
                        be purchased upon exercise of a currently
                        exercisable warrant and 800,000 shares upon
                        conversion of Series B Preferred Stock).
               ------ ----------------------------------------------------------
                 7      SOLE DISPOSITIVE POWER
                        1,656,011 (includes 940,000 shares that may
                        be purchased upon exercise of currently
                        exercisable options or warrants).
               ------ ----------------------------------------------------------
                 8      SHARED DISPOSITIVE POWER
                        9,152,477 (includes 560,000 shares that may
                        be purchased upon exercise of a currently
                        exercisable warrant and 800,000 shares upon
                        conversion of Series B Preferred Stock).
------------- ------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,808,488 (includes 1,500,000 shares that may be purchased upon exercise of currently exercisable options or warrants and 800,000 shares upon conversion of Series B Preferred Stock).
------------- ------------------------------------------------------------------
10            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
              (SEE INSTRUCTIONS)                                             [ ]
------------- ------------------------------------------------------------------
11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              19.9%
------------- ------------------------------------------------------------------
12            TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
              IN
------------- ------------------------------------------------------------------

                                  SCHEDULE 13G
---------------------                                    -----------------------
CUSIP No. 221011 10 9                                    Page 3 of 6 Pages
---------------------                                    -----------------------
------------- ------------------------------------------------------------------
1             NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE
              PERSONS (ENTITIES ONLY)
              Opella Holdings Limited
------------- ------------------------------------------------------------------
2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a) [ ]
              (SEE INSTRUCTIONS)*                                    (b) [ ]
              *Joint Filing
------------- ------------------------------------------------------------------
3             SEC USE ONLY

------------- ------------------------------------------------------------------
4             CITIZENSHIP OR PLACE OF ORGANIZATION
              British Virgin Islands
------------- ------------------------------------------------------------------
   NUMBER OF  5         SOLE VOTING POWER
    SHARES              0
 BENEFICIALLY --------- --------------------------------------------------------
   OWNED BY   6         SHARED VOTING POWER
     EACH               7,541,733
  REPORTING   --------- --------------------------------------------------------
    PERSON    7         SOLE DISPOSITIVE POWER
     WITH               0
              --------- --------------------------------------------------------
              8         SHARED DISPOSITIVE POWER
                        7,541,733
------------- ------------------------------------------------------------------
9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              7,541,733
------------- ------------------------------------------------------------------
10            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
              (SEE INSTRUCTIONS)                                            [ ]
------------- ------------------------------------------------------------------
11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              14.3%
------------- ------------------------------------------------------------------
12            TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
              CO
------------- ------------------------------------------------------------------

                                  SCHEDULE 13G
---------------------                                    -----------------------
CUSIP No. 221011 10 9                                    Page 4 of 6 Pages
---------------------                                    -----------------------
------------- ------------------------------------------------------------------
1             NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE
              PERSONS (ENTITIES ONLY)
              Dominic K.K. Sum
------------- ------------------------------------------------------------------
2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a) [ ]
              (SEE INSTRUCTIONS)*                                    (b) [ ]
              *Joint Filing
------------- ------------------------------------------------------------------
3             SEC USE ONLY

------------- ------------------------------------------------------------------
4             CITIZENSHIP OR PLACE OF ORGANIZATION
              British
------------- ------------------------------------------------------------------
   NUMBER OF  5         SOLE VOTING POWER
    SHARES              0
 BENEFICIALLY --------- --------------------------------------------------------
   OWNED BY   6         SHARED VOTING POWER
     EACH               7,541,733
  REPORTING   --------- --------------------------------------------------------
    PERSON    7         SOLE DISPOSITIVE POWER
     WITH               0
              --------- --------------------------------------------------------
              8         SHARED DISPOSITIVE POWER
                        7,541,733
------------- ------------------------------------------------------------------
9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              7,541,733
------------- ------------------------------------------------------------------
10            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
              (SEE INSTRUCTIONS)                                            [ ]
------------- ------------------------------------------------------------------
11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              14.3%
------------- ------------------------------------------------------------------
12            TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
              IN
------------- ------------------------------------------------------------------

Answer every item. If an item is inapplicable or the answer is in the negative, so state.

Item 1(a)         Name of Issuer:

                  CorVu Corporation

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  3400 West 66th Street
                  Edina, MN  55435

Item 2(a)         Name of Person Filing:

                  See Cover Pages, Item 1

Item 2(b)         Address of Principal Business Office or, if none, residence:

                  The address of Justin M. MacIntosh is 3400 West 66th Street, Edina, Minnesota, 55435. The address of Dominic K.K. Sum and Opella Holdings Limited is Suite 701, 7th Floor, 6-8 Pottinger Street, Central, Hong Kong.

Item 2(c)         Citizenship:

                  See Cover Pages, Item 4

Item 2(d)         Title of Class of Securities:

                  Common Stock

Item 2(e)         CUSIP No.:

                  See Cover Pages

Item 3            Statement filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c):

                  Not applicable

Item 4            Ownership

                  See Cover Pages, Items 5 through 11

Item 5            Ownership of Five Percent or Less of a Class:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


                                Page 5 of 6 Pages

Item 6            Ownership of More than Five Percent on Behalf of Another
                  Person:

                  Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                  Company:

                  Not applicable

Item 8            Identification and Classification of Members of the Group:

                  Not applicable

Item 9            Notice of Dissolution of Group:

                  Not applicable

Item 10  Certifications:

                  Not applicable

Exhibits Joint Filing Agreement, dated January 15, 2001, among the Reporting Persons (incorporated by reference to Exhibit 1 to initial Schedule 13G filed February 7, 2001.

                                    SIGNATURE

         After reasonable inquiry and to the best of their knowledge and belief, the undersigned hereby certify that the information set forth in this statement is true, complete and correct as of December 31, 2004.

         Date: February 14, 2005


                                           /s/Justin M. MacIntosh
                                           ----------------------
                                           Justin M. MacIntosh


                                           OPELLA HOLDINGS LIMITED


                                           By: /s/ Dominic K.K. Sum
                                               --------------------
                                               Its:  Authorized Representative


                                           /s/ Dominic K.K. Sum
                                           --------------------
                                           Dominic K.K. Sum


                                Page 6 of 6 Pages